Exhibit 99.1

Smart & Final Stores, Inc. Reports Third Quarter 2015 Financial Results

COMMERCE, Calif. (November 11, 2015) –Smart & Final Stores, Inc. (the “Company”) (NYSE:SFS) today reported financial results for the sixteen week fiscal third quarter ended October 4, 2015.

Third Quarter Highlights:

•                  Net sales increased 10.1% to $1,246.1 million

•                  Comparable store sales growth of 4.8%

•                  Net income of $12.4 million, or $0.16 per diluted share

•                  Adjusted net income increased 13.6% to $16.9 million, or $0.22 per diluted share

•                  Adjusted EBITDA increased 4.8% to $59.8 million

•                  270 stores at quarter-end, including 120 Smart & Final Extra! stores

•                  Increased Adjusted EBITDA guidance for 2015

“Smart & Final Stores delivered solid operational and financial results in the third quarter, led by our consistent comparable store sales growth and new store development in-line with our plans,” said Dave Hirz, President and Chief Executive Officer. “Since our September 2014 initial public offering, we have grown the number of Smart & Final Extra! stores by 33 to 120, opened two new stores in the Cash & Carry banner, and continued to deepen our merchandise offering to meet the evolving needs of both our household and business customers.”

Mr. Hirz continued, “Our third quarter performance was strong across our banners, with both Smart & Final and Cash & Carry stores posting solid transaction growth and stable gross margin rates.  While average transaction size continues to be impacted by moderating deflation in some product categories, overall sales growth is in our expected range for 2015. As a result, we are increasing our full year 2015 guidance for Adjusted EBITDA to a range of $190 to $192 million.”

“Our consistent new store execution provides us with a solid foundation to pursue an exciting opportunity for accelerated development of Smart & Final Extra! stores, through the acquisition of 32 store leases and related assets in central and southern California previously operated under the Haggen store banner,” Mr. Hirz added.  “While this opportunity remains subject to court approval and customary closing conditions, we are optimistic that we will be successful in acquiring these store leases, which we expect to open in 2016. Our 2016 store development plans also include an anticipated additional six to eight new Smart & Final Extra! stores and three to five new Cash & Carry stores.  With exciting store growth prospects, an exceptional team, and a differentiated consumer proposition, we look forward to continuing to execute our growth plan.”

In order to aid understanding of the Company’s business performance, it has presented results in conformity with accounting principles generally accepted in the United States (“GAAP”) and has also presented adjusted net income, adjusted net income per share, adjusted net income per diluted share, EBITDA and adjusted EBITDA, which are non-GAAP measures that are explained and reconciled to the comparable GAAP measures in the tables included in this release. Where applicable, the numbers below are first presented on a GAAP basis and then on an adjusted basis.

Third Quarter 2015 Financial Results

Net sales were $1,246.1 million, a 10.1% increase as compared to $1,131.8 million in the same period of 2014. Net sales growth was driven by a 4.8% increase in comparable store sales and from the net sales contribution of new stores. The growth in comparable store sales was comprised of a 5.0% increase in comparable transaction count and a 0.2% decrease in comparable average transaction size.

Net sales for Smart & Final banner stores were $940.2 million, a 12.0% increase as compared to $839.3 million in the same period of 2014.  Comparable store sales growth for the Smart & Final banner was 5.5% in the third quarter.

Net sales for Cash & Carry banner stores were $305.9 million, a 4.6% increase as compared to $292.5 million in the same period of 2014.  Comparable store sales growth for the Cash & Carry banner was 2.9% in the third quarter.

Gross margin from operations was $187.2 million, a 10.5% increase as compared to $169.5 million in the same period of 2014. Gross margin rate in the third quarter was 15.0%, unchanged from the same period in the prior year.

Operating and administrative expenses were $157.0 million, an 11.6% increase as compared to $140.7 million in the same period of 2014. This increase was primarily related to higher sales volumes, increased store count and support costs, additional marketing expenses and public company costs.

Net income was $12.4 million, as compared to $10.2 million in the same period of 2014. Net income per diluted share was $0.16 as compared to $0.17 in the same period of 2014, and reflects an increase of approximately 16.2 million fully diluted shares, including shares issued in the Company’s September 2014 initial public offering (the “IPO”).

Adjusted net income was $16.9 million, an increase of 13.6% as compared to $14.9 million for the same period of 2014. Adjusted net income per diluted share was $0.22 as compared to $0.24 in the same period of 2014, and reflects an increase of approximately 16.2 million fully diluted shares, including shares issued in the IPO.

Adjusted EBITDA was $59.8 million, an increase of 4.8% as compared to $57.1 million in the same period of 2014.

Fiscal Year-to-date Financial Results

Net sales were $2,973.4 million in the 40 weeks (three fiscal quarters) ended October 4, 2015, an increase of 10.3% as compared to $2,694.9 million in the same period of 2014. The net sales growth was primarily due to a 4.8% increase in comparable store sales and from the net sales contribution of new stores.  The growth in comparable store sales was comprised of a 4.5% increase in comparable transaction count and a 0.2% increase in comparable average transaction size.

Net sales for Smart & Final banner stores were $2,256.4 million, an 11.5% increase as compared to $2,024.3 million in the same period of 2014. Year-to-date comparable store sales growth for the Smart & Final banner was 4.6%.

Net sales for Cash & Carry banner stores were $717.0 million, a 6.9% increase as compared to $670.6 million in the same period of 2014.  Year-to-date comparable store sales growth for the Cash & Carry banner was 5.3%.

Net income was $28.3 million, an increase of 18.7% as compared to $23.8 million in the same period of 2014. Net income per diluted share was $0.37 as compared to $0.40 for the same period of 2014, and reflects an increase of approximately 16.8 million fully diluted shares, including shares issued in the Company’s September 2014 initial public offering.

Adjusted net income was $41.6 million, an increase of 21.1% as compared to $34.3 million in the same period of 2014. Adjusted net income per diluted share was $0.54 as compared to $0.57 in the same period of 2014 and reflects an increase of approximately 16.8 million fully diluted shares, including shares issued in the Company’s September 2014 initial public offering.

Adjusted EBITDA was $145.5 million, an increase of 7.9% as compared to $134.8 million in the same period of 2014.

Growth and Development

During the third quarter of fiscal 2015, the Company opened six new Smart & Final Extra! stores and completed three conversions of legacy Smart & Final stores to the Smart & Final Extra! format, including one store relocation. The Company also opened one new Cash & Carry store.

As of October 4, 2015, the Company operated a total of 120 Smart & Final Extra! and 96 legacy Smart & Final stores, and 54 Cash & Carry stores.

Operating Stores at Quarter End (October 4, 2015)

	Smart & Final Banner Stores
	Extra!	Legacy		Cash & Carry	Total
	format	format	Total	Banner Stores	Company
End of Fiscal 2014	98	103	201	53	254
New stores	15	-	15	1	16
Relocations, net	2	(2)	-	-	-
Conversions	5	(5)	-	-	-
End of 3rd Quarter 2015	120	96	216	54	270

Consistent with prior guidance, during the fourth quarter of fiscal 2015, the Company expects to open five additional new Smart & Final Extra! stores, complete two additional conversions of legacy Smart & Final stores to the Extra! format, including one store relocation, and open one new Cash & Carry store.  The fourth quarter of fiscal 2015 will be a thirteen-week period, and the 2015 fiscal year will be a 53-week period.

Leverage and Liquidity

At October 4, 2015, the Company’s debt, net of debt discount, was $589.8 million. Cash and cash equivalents was $122.3 million.

In the 40 weeks ended October 4, 2015, the Company generated cash from operations of $114.6 million. The Company invested a net amount of $96.2 million in capital expenditures, primarily related to the development of new stores, store relocations and conversions, and to improvements of existing assets.

Share Repurchase Program

The Company’s Board of Directors has authorized a share repurchase program of up to $25 million of the Company’s common stock, to be financed from cash on hand and executed over a period of time.  The Company expects any repurchases under the program to commence no earlier than November 16, 2015 and to occur over the following twelve months.

The specific timing and amount of any repurchases will be dependent on market conditions, applicable laws and other factors.  In connection with the share repurchase program, the Company may acquire shares in open market transactions (including pursuant to plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended) or privately negotiated transactions.

Outlook

The Company currently expects to achieve the following results for its 2015 Fiscal Year (ending January 3, 2016):

Fiscal Year Ending January 3, 2016
Net sales growth	11% - 12%
Comparable store sales growth	3.5% - 4.5%
Unit growth (net new stores)	20 Smart & Final Extra! 2 Cash & Carry
Relocations of existing stores	3 Smart & Final 1 Cash & Carry
Conversions of legacy stores to the Extra! format	6 stores
Adjusted EBITDA	$190 - $192 million
Adjusted net income	$51 - $53 million
Adjusted diluted EPS	$0.67- $0.70
Capital expenditures	$135 - $145 million
Basic weighted average shares	73.1 million
Fully diluted weighted average shares	76.6 million

Third Quarter 2015 Conference Call

The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET to discuss its fiscal third quarter 2015 financial results. To participate in the call, please dial (877) 407-0784 (U.S.) or (201) 689-8560 (International) ten minutes prior to the start time. The conference call can also be accessed on the “Investors” section of the Company’s web site at http://www.smartandfinal-investor.com/.

For those unable to participate during the live broadcast, a telephonic replay of the call will also be available beginning today at approximately 7:30 p.m. Eastern Time, by dialing (877) 870-5176 (U.S.) or (858) 384-5517 (International) and entering the replay pin number: 13621882.  The telephonic replay will be available until 11:59 p.m. Eastern Time, on Wednesday, November 25, 2015.

About Smart & Final

Smart & Final Stores, Inc. (NYSE: SFS), is a value-oriented food and everyday staples retailer that serves household and business customers. The Company is headquartered in Commerce (Los Angeles), CA, where it was founded over 140 years ago.  As of October 4, 2015, the Company operated 270 grocery and foodservice stores under the “Smart & Final”, “Smart & Final Extra!” and “Cash & Carry Smart Foodservice” banners in California, Oregon, Washington, Arizona, Nevada, and Idaho, with an additional 16 Smart & Final stores in northern Mexico operated through a joint venture.

Forward-Looking Statements

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or, in each case, their negative, or other variations or comparable terminology. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it is difficult to predict the impact of known factors and, of course, it is impossible to anticipate all factors that could affect actual results. These factors are discussed in the “Risk Factors,” “Special Note Concerning Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” sections and elsewhere in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

You should keep in mind that any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

INVESTOR CONTACTS: Laura Bainbridge / Andrew Greenebaum Addo Communications O: 310.829.5400 investors@smartandfinal.com	MEDIA CONTACT: press@smartandfinal.com

Smart & Final Stores, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Share and Per Share Amounts)

	Sixteen Weeks Ended		Forty Weeks Ended
	October 4, 2015	October 5, 2014	October 4, 2015	October 5, 2014

Net sales	$1,246,063	$1,131,821	$2,973,354	$2,694,908
Cost of sales, buying and occupancy	1,058,824	962,317	2,522,367	2,292,630
Gross margin	187,239	169,504	450,987	402,278

Operating and administrative expenses	157,040	140,678	378,122	334,527
Income from operations	30,199	28,826	72,865	67,751

Interest expense, net	9,333	11,725	25,007	29,483
Loss on early extinguishment of debt	-	2,224	2,192	2,224
Equity in earnings of joint venture	138	318	1,045	1,032
Income before income taxes	21,004	15,195	46,711	37,076

Income tax provision	(8,624)	(4,972)	(18,410)	(13,231)
Net income	$12,380	$10,223	$28,301	$23,845

Net income per share:
Basic	$0.17	$0.17	$0.39	$0.41
Diluted	$0.16	$0.17	$0.37	$0.40

Weighted average shares outstanding:
Basic	73,116,746	59,101,972	73,099,258	57,969,954
Diluted	77,404,466	61,232,212	77,025,990	60,196,116

Smart & Final Stores, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

	October 4, 2015	December 28, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$122,300	$106,847
Accounts receivable, less allowances of $809 and $787 at October 4, 2015 and December 28, 2014, respectively	22,581	23,666
Inventories	232,218	223,404
Prepaid expenses and other current assets	15,428	26,532
Deferred income taxes	22,500	22,419
Total current assets	415,027	402,868

Property, plant, and equipment:
Land	10,940	11,165
Buildings and improvements	20,441	23,938
Leasehold improvements	222,664	176,114
Fixtures and equipment	251,758	203,473
Construction in progress	16,138	7,344
	521,941	422,034
Less accumulated depreciation and amortization	160,559	115,350
	361,382	306,684

Capitalized software, net of accumulated amortization of $11,632 and $9,486 at October 4, 2015 and December 28, 2014, respectively	10,775	10,403
Other intangible assets, net	323,550	325,289
Goodwill	611,242	611,242
Deferred financing costs, net	4,496	5,894
Equity investment in joint venture	12,355	11,924
Other assets	49,951	54,988
Total assets	$1,788,778	$1,729,292

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$191,520	$184,897
Accrued salaries and wages	28,783	28,582
Accrued expenses	82,733	72,667
Total current liabilities	303,036	286,146

Long-term debt, less debt discount	589,789	588,117
Deferred income taxes	125,392	125,673
Postretirement and postemployment benefits	120,400	127,004
Other long-term liabilities	97,865	85,144

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value;
Authorized shares – 10,000,000
Issued and outstanding shares – none	–	–
Common stock, $0.001 par value;
Authorized shares – 340,000,000
Issued and outstanding shares - 73,736,982 and 73,755,388 at October 4, 2015 and December 28, 2014, respectively	74	74
Additional paid-in capital	499,823	489,550
Retained earnings	60,302	32,001
Accumulated other comprehensive loss	(7,903)	(4,417)
Total stockholders’ equity	552,296	517,208
Total liabilities and stockholders’ equity	$1,788,778	$1,729,292

Smart & Final Stores, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In Thousands)

	Forty Weeks Ended
	October 4, 2015	October 5, 2014
Operating activities
Net income	$28,301	$23,845
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,982	27,107
Amortization	22,688	21,886
Amortization of deferred financing costs and debt discount	2,114	2,509
Share-based compensation	8,081	8,455
Excess tax benefits related to share-based payments	(275)	(730)
Deferred income taxes	1,442	(3,382)
Equity in earnings of joint venture	(1,045)	(1,032)
(Gain) loss on disposal of property, plant, and equipment	(38)	28
Asset impairment	562	501
Loss on early extinguishment of debt	2,192	2,224
Changes in operating assets and liabilities:
Accounts receivable, net	1,085	(2,871)
Inventories	(8,814)	(1,540)
Prepaid expenses and other assets	15,620	3,589
Accounts payable	6,623	12,306
Accrued salaries and wages	201	2,778
Other accrued liabilities	6,835	4,752
Net cash provided by operating activities	114,554	100,425

Investing activities
Purchases of property, plant, and equipment	(101,025)	(87,619)
Proceeds from sale of property, plant, and equipment	8,103	33
Investment in capitalized software	(3,254)	(2,065)
Purchase of intangible asset	–	(100)
Other	(1,252)	(38)
Net cash used in investing activities	(97,428)	(89,789)

Financing activities
Issuance of common stock in IPO	–	173,080
Issuance of common stock, other	–	79
Proceeds from exercise of stock options	196	450
Payment of minimum withholding taxes on net share settlement of stock option exercise and vested restricted stock	(694)	(2,667)
Fees paid in conjunction with debt financing	(1,236)	(200)
Payments on bank debt	–	(120,880)
Payments of public offering issuance costs	(214)	(4,611)
Excess tax benefits related to share-based payments	275	730
Contingent consideration related to acquisition of Smart & Final Holdings Corp.	–	(248)
Net cash (used in) provided by financing activities	(1,673)	45,733

Net increase in cash and cash equivalents	15,453	56,369
Cash and cash equivalents at beginning of period	106,847	53,699
Cash and cash equivalents at end of period	$122,300	$110,068

Cash paid during the period for:
Interest	$22,407	$33,174
Income taxes	$10,229	$11,375

Non-cash investing and financing activities
Software development costs incurred but not paid	$–	$57
Construction in progress costs incurred but not paid	$16,147	$12,593

Smart & Final Stores, Inc. and Subsidiaries

Segment Reporting

(Dollars in Thousands)

	Smart & Final	Cash & Carry	Corporate / Other	Consolidated
Sixteen Weeks Ended October 4, 2015
Net sales	$940,168	$305,895	$-	$1,246,063
Cost of sales, distribution and store occupancy	794,004	262,131	2,689	1,058,824
Operating and administrative expenses	116,276	19,964	20,800	157,040
Income (loss) from operations	$29,888	$23,800	$(23,489)	$30,199

Capital expenditures	$39,365	$1,741	$1,149	$42,255

Sixteen Weeks Ended October 5, 2014
Net sales	$839,276	$292,545	$-	$1,131,821
Cost of sales, distribution and store occupancy	708,599	251,148	2,570	962,317
Operating and administrative expenses	102,688	18,495	19,495	140,678
Income (loss) from operations	$27,989	$22,902	$(22,065)	$28,826

Capital expenditures	$38,535	$803	$1,900	$41,238

Forty Weeks Ended October 4, 2015
Net sales	$2,256,357	$716,997	$-	$2,973,354
Cost of sales, distribution and store occupancy	1,898,841	616,646	6,880	2,522,367
Operating and administrative expenses	276,922	48,483	52,717	378,122
Income (loss) from operations	$80,594	$51,868	$(59,597)	$72,865

Capital expenditures	$93,415	$6,060	$4,804	$104,279

Forty Weeks Ended October 5, 2014
Net sales	$2,024,324	$670,584	$-	$2,694,908
Cost of sales, distribution and store occupancy	1,707,868	578,479	6,283	2,292,630
Operating and administrative expenses	243,651	44,324	46,552	334,527
Income (loss) from operations	$72,805	$47,781	$(52,835)	$67,751

Capital expenditures	$83,595	$1,184	$4,905	$89,684

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP, the Company uses certain non-GAAP financial measures, namely adjusted net income, adjusted net income per share, adjusted net income per diluted share, EBITDA and Adjusted EBITDA to clarify and enhance understanding of its past performance. The Company defines adjusted net income as net income adjusted for the items set forth in the tables below. The Company defines adjusted net income per share as adjusted net income divided by the weighted average basic shares outstanding. The Company defines adjusted net income per diluted share as adjusted net income divided by the weighted average diluted shares outstanding. The Company defines EBITDA as net income before depreciation and amortization, interest expense and provision for income tax, and adjusted EBITDA as EBITDA adjusted for the items set forth in the tables below.

Use of these non-GAAP measures may differ from similar measures reported by other companies. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The following tables present reconciliations of adjusted net income, EBITDA and adjusted EBITDA to net income, and adjusted net income per share and adjusted net income per diluted share to net income per share, for the sixteen-week and forty-week periods ended October 4, 2015 and October 5, 2014.

Smart & Final  Stores, Inc. and Subsidiaries

Reconciliation of EBITDA  to Non-GAAP Adjusted EBITDA

(Unaudited)

(In Thousands)

	Sixteen Weeks Ended		Forty Weeks Ended
	October 4, 2015	October 5, 2014	October 4, 2015	October 5, 2014
Net income	$12,380	$10,223	$28,301	$23,845
Depreciation and amortization	21,887	20,540	51,670	48,993
Interest expense, net	9,333	11,725	25,007	29,483
Income tax provision	8,624	4,972	18,410	13,231
EBITDA	52,224	47,460	123,388	115,552

Adjustments to EBITDA
Transaction costs (a)	-	1,169	936	1,639
Net loss from closed stores and exit costs (b)	638	491	2,012	1,461
Loss from asset dispositions (c)	55	271	558	506
Share-based compensation expense (d)	3,178	6,714	8,081	8,455
Non-cash rent (e)	1,801	1,573	3,078	4,151
Pre-opening costs (f)	1,764	1,123	5,174	3,099
Loss on extinguishment of debt (g)	-	2,224	2,192	2,224
Other items (h)	142	(3,952)	97	(2,280)
Adjusted EBITDA	$59,802	$57,073	$145,516	$134,807

Smart & Final  Stores, Inc. and Subsidiaries

Reconciliation of Net Income to Non-GAAP Adjusted Net Income

(Unaudited)

(In Thousands, Except Share and Per Share Amounts)

	Sixteen Weeks Ended		Forty Weeks Ended
	October 4, 2015	October 5, 2014	October 4, 2015	October 5, 2014
Net income	$12,380	$10,223	$28,301	$23,845
Income tax provision	8,624	4,972	18,410	13,231
Net income before income taxes	21,004	15,195	46,711	37,076

Adjustments to Net Income
Transaction costs (a)	-	1,169	936	1,639
Net loss from closed stores and exit costs (b)	638	491	2,012	1,461
Loss from asset dispositions (c)	55	271	558	506
Share-based compensation expense (d)	3,178	6,714	8,081	8,455
Non-cash rent (e)	1,801	1,573	3,078	4,151
Pre-opening costs (f)	1,764	1,123	5,174	3,099
Loss on extinguishment of debt (g)	-	2,224	2,192	2,224
Other items (h)	142	(3,952)	97	(2,280)
Adjusted income tax provision	(11,651)	(9,908)	(27,289)	(22,015)
Adjusted net income	$16,931	$14,900	$41,550	$34,316

Adjusted Net Income Per Share

Net income per share - basic	$0.17	$0.17	$0.39	$0.41
Per share impact of net income adjustments	0.06	0.08	$0.18	$0.18
Adjusted net income per share - basic	$0.23	$0.25	$0.57	$0.59

Net income per share - diluted	$0.16	$0.17	$0.37	$0.40
Per share impact of net income adjustments	0.06	0.07	$0.17	$0.17
Adjusted net income per share - diluted	$0.22	$0.24	$0.54	$0.57

Weighted average shares - basic	73,116,746	59,101,972	73,099,258	57,969,954
Weighted average shares - fully diluted	77,404,466	61,232,212	77,025,990	60,196,116

(a)  Represents costs primarily associated with the Company’s secondary public offering that were charged to expense in the forty weeks ended October 4, 2015 and the Company’s initial public offering that were charged to expense in the sixteen and forty weeks ended October 5, 2014.

(b)  Represents costs associated with store closure and exit costs.

(c)  Represents non-cash loss associated with asset dispositions and impairment charges.

(d)  Represents expenses associated with the Company’s equity-based incentive award program.

(e)  Represents non-cash component of recognized rent expense.

(f)   Represents new store and relocation opening costs consisting primarily of rent, utilities, distribution, store labor and advertising.

(g)  Represents loss on the early extinguishment of debt in the forty weeks ended October 4, 2015 in connection with an amendment to the Company’s Term Loan Facility and the write-off of unamortized debt discount and deferred financing costs in the sixteen and forty weeks ended October 5, 2014 in connection with the early payment on the Company’s Term Loan Facility.

(h)  Represents (i) severance costs in the sixteen-week and forty-week periods ended October 4, 2015 and October 5, 2014, (ii) death benefit income from a Company-owned life insurance policy for the sixteen-week and forty-week periods ended October 5, 2014, (iii) reversal of a reserve related to executive compensation for the sixteen-week and forty-week periods ended October 5, 2014, and (iv) consulting expenses related to strategic growth initiatives for the sixteen-week and forty-week periods ended October 5, 2014.